Exhibit (c)(1)

Exhibit (c)(1)

Confidential Presentation This Confidential Presentation has been assembled by TM Capital Corp. (“TM Capital”) from materials supplied by Smith & Wollensky Restaurant Group, Inc. (“Smith & Wollensky” or the “Company”).  TM Capital has been engaged as financial advisor to the Special Committee of the Company’s Board of Directors in connection with its review of transaction alternatives as further described herein (the “Transaction”).    The sole purpose of this Confidential Presentation is to assist the recipient in deciding whether it wishes to pursue the Transaction.  This Confidential Presentation does not constitute an offer to sell or a solicitation of offers to buy securities of the Company.  This Confidential Presentation does not purport to be all-inclusive or to contain all the information that an interested party may desire in investigating the business.  While the information herein is believed to be accurate, neither the Company nor TM Capital makes any representations or warranties, expressed or implied, concerning this Confidential Presentation or any other written or oral communication transmitted or made available to any party.  Each of the Company and TM Capital, and each affiliate of either of them, expressly disclaims any and all liability which may be based on such information, errors therein or omissions therefrom.  Any recipient shall be entitled to rely solely on any such representations and warranties as may be made to it in any definitive agreement related to any Transaction.  All historical information contained in this Confidential Presentation has been prepared from the books and records of the Company.  Results for fiscal year 2006 are preliminary and subject to change.  Certain financial projections contained herein are based on the Company’s estimates of future events.  Although the Company believes such projections to be realistic, all estimates, projections and other “forward looking” material involves significant elements of subjective judgment and analysis and neither Smith & Wollensky, TM Capital, nor any of their representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of such estimates and projections.  The recipient is encouraged to conduct its own independent analysis of any estimates or projections contained in this Confidential Presentation.  Use of this Confidential Presentation is governed by the terms of an accompanying confidentiality agreement.  Upon receipt of notice from TM Capital, the recipient will promptly return all materials received in connection with its review (including this Confidential Presentation) without retaining any copies or reproductions thereof.  TM Capital will arrange all contacts for appropriate due diligence.  All inquiries or requests for additional information should be submitted or directed to TM Capital.  In furnishing this Confidential Presentation, the Company and TM Capital, as its agent, undertake no obligation to provide the recipient with access to any additional information.  One Battery Park Plaza   24 th  Floor   New York, NY  10004   Tel:  (212) 809 - 1360   Fax:   (212) 809 - 1450     15 Piedmont Center NE    Suite 1010   Atlanta, GA  30305   Tel:  (404) 995 - 6230   Fax:  (404) 995 - 6240     J AMES  G RIEN   Managing Director   (404)   995 - 6235   jgrien@tmcapital.com   M ICHAEL  G OLDMAN   Managing Dire ctor   (212)   809 - 1419   mgoldman @tmcapital.com   A LEX  M AMMEN   Managing Director   (404) 995 - 6233   amammen @tmcapital.com     M IKE  L OCKER   A ssociate   (404)  995 - 6252   mlo cker @tmcapital.com   S ETH  H ERMAN   Analyst   (404)   995 - 6234   sherman @tmcapital.com

The Smith & Wollensky Restaurant Group, Inc. is a public company which develops, owns and operates 14 high-end, high-volume restaurants sited in prominent locations within key metropolitan areas across the U.S. Smith & WollenskyTM – Quintessential New York steakhouse     Other Premier Restaurants in New York      Restaurants managed by the Company Cite is expected to close in April 2007 1 Company Overview The Smith & Wollensky Restaurant Group, Inc. New York(a) 1977 Philadelphia 2000 Miami 1997 Columbus 2002 Chicago 1998 Houston 2004 Las Vegas 1998 Boston 2004 Washington, D.C. 1999     Maloney & Porcelli(a) 1996 The Post House(a) 1980 Cite(b) 1989 Quality Meats 2006 Park Avenue Cafe 1992

Background Incorporated in Delaware in October 1997 Initial Public Offering in May 2001 raised net proceeds of $36.1 million for the Company In December 2006, Company management had preliminary discussions with Landry’s Restaurants Inc. regarding a potential combination On January 12, 2007, the Company received an unsolicited, highly conditional proposal from Landry’s Restaurants to acquire the Company at $7.50 per share On January 15, 2007, the Company's Board of Directors authorized a Special Committee to evaluate the offer from Landry’s and consider other strategic alternatives TM Capital has been retained by the Special Committee as its financial advisor   2 The Smith & Wollensky Restaurant Group, Inc. Boston Miami

Chicago Market and Financial Summary Equity Market Value of $63.1 million, Debt of $3.1 million and Capital Leases of $7.7 million as of January 24, 2007 14 open and operating restaurants located in nine states 9 Smith & WollenskyTM restaurants Includes New York restaurant managed by the Company and owned by St. James Associates 5 other New York restaurants Includes two managed restaurants (The Post House and Maloney & Porcelli)  Consolidated restaurant revenues of $124.8 million and EBITDA of $7.9 million for Fiscal Year 2006 Smith & WollenskyTM owned restaurant revenues of $93.0 million and restaurant level EBITDA of $14.0 million Other New York restaurant revenues of $31.9 million and restaurant level EBITDA of $1.8 million Other management fee income of $980,000(a) Corporate SG&A, including public company expenses, of $8.7 million 3 The Smith & Wollensky Restaurant Group, Inc. (a) Includes management fees for New York Smith & WollenskyTM of $613,000.  New York Las Vegas

Investment Opportunity 4 Smith & WollenskyTM is a nationally recognized brand  30 year history  Long and consistent track record of innovative marketing and national advertising Attractive unit economics Average unit volume of $11.2 million for owned Smith & WollenskyTM restaurants(a) Average restaurant level EBITDA of $2.0 million (17.6% Margin) for owned Smith & WollenskyTM Restaurants(a) Significant momentum with Q4 Smith & WollenskyTM Restaurant level EBITDA of $4.7 million Significant unit expansion opportunities Abundant attractive markets for Smith & WollenskyTM restaurants relative to national premier steakhouse peers Wollensky’s Grill represents additional growth vehicle leveraging the strong Smith & WollenskyTM brand Meaningful corporate and public company expense burden Options for disposal of the other Company operated and managed New York restaurants Investment Highlights (a) Excludes the Dallas and New Orleans store locations, which are closed, as well as the New York Smith & Wollensky store, which is managed by the Company

Smith & WollenskyTM Overview 5 Original Smith & WollenskyTM, one of the highest grossing restaurants in the country, opened in New York City in 1977 Quintessential New York steakhouse that competes in upscale segment of the restaurant industry Critically acclaimed food and wine selection Exceptional customer service and loyalty Highly recognized Smith & WollenskyTM brand supported by national advertising campaign Licensing partnership with St. James Associates   Exclusive license on Smith & WollenskyTM brand 2.0% royalty fee on Smith & Wollensky, 1.0% on Wollensky’s Grill and other steakhouse concepts One-time franchise fee for new units (approx. $250,000 for Smith & Wollensky and $100,000 for Wollensky’s Grill) 2.3% management fee to the Company from the NY Smith & WollenskyTM ($613,000 in fiscal year 2006) Alan Stillman is one of two general partners of St. James Associates Nine open and operating locations as of December 2006 Signature, high profile locations "The quintessential New York steakhouse."  - Gourmet Magazine   "A steakhouse to end all arguments." - The New York Times   “perhaps the best sirloin in my life..." - Chicago Tribune

Smith & WollenskyTM Owned Locations 2028 400 15,200 $998 $7,280 Houston, TX $16,380 $482 $908 $373 $684 $4,846 $3,619 $4,468 2006 Rest. EBITDA (000’s) Total 2023 450 26,000 $9,350 Boston, MA 2022 389 10,300 $7,166 Columbus, OH 2020 260 9,700 $6,559 Philadelphia, PA 2024 310 20,000 $6,263 Washington, D.C. 2045 650 30,000 $18,842 Las Vegas, NV 2023 500 23,500 $15,926 Chicago, IL 2025 600 23,700 $17,994 Miami Beach, FL Lease Term(a) Apprx. Seating Apprx. Sq. Ft. 2006 Sales (000’s) Location 6 $15,843 Total ($1,842) S&W Royalty Fee $4.0mm 330 12,700 $(264) $3,588 Dallas, TX(b) $14,001 $(272) 2006 Rest. EBITDA (000’s) Restaurant EBITDA $4.0mm 400 16,700 - New Orleans, LA(b) Apprx. Value Apprx. Seating Apprx. Sq. Ft. 2006 Sales (000’s) Location Company Owned Locations with Leased Real Estate Closed Locations with Owned Real Estate (a) Lease term includes lease option extensions. (b) Locations have been closed and real estate is being actively marketed for sale.

Growth Opportunities Smith & WollenskyTM  Tremendous opportunity to grow the Smith & WollenskyTM brand Significant attractive markets with nine operating restaurants in U.S.  Ruth’s Chris – 86 U.S. restaurants Morton’s – 65 U.S. restaurants Wollensky’s Grill represents significant growth vehicle leveraging the strong Smith & WollenskyTM brand Three to four Grills opening between 2007 and 2008 Two lease proposals received for Long Island, NY and Chicago, IL Grill locations Grow and Develop Existing Restaurants Typical revenue ramp-up of 12-36 months for new restaurants Continuing operational improvements Bread conversion cost savings Wine program initiatives 7

Smith&Wollensky

Smith & Wollensky Owned Restaurants Financial Performance

Restaurant Sales

($ in thousands)	Year Ended December, 2002	2003	2004	2005	2006E	2007P (a)
Las Vegas	$15,003	$17,423	$19,481	$18,847	$18,842	$19,257
Miami	10,895	13,660	14,907	15,950	17,994	18,514
Chicago	11,241	13,603	14,691	14,705	15,926	16,176
Boston	—	—	3,974	9,837	9,350	9,491
Houston	—	—	7,552	6,629	7,280	7,535
Columbus, OH	3,805	6,611	7,273	7,032	7,166	7,327
Philadelphia	5,085	5,886	6,750	6,934	6,559	6,691
DC	5,249	6,003	6,620	6,540	6,263	6,356
Total Restaurant Sales from Open Units	51,279	63,185	81,247	86,473	89,379	91,347
Dallas	—	4,146	4,351	3,909	3,588 (b)	—
New Orleans	4,005	4,577	4,534	2,769 (c)	—	—
Total Restaurant Sales from Closed Units	4,005	8,722	8,885	6,678	3,588	—
Total Restaurant Sales	$55,284	$71,907	$90,132	$93,152	$92,967	$91,347

Restaurant EBITDA

($ in thousands)	Year Ended December, 2002	2003	2004	2005	2006E	2007P (a)
Las Vegas	$2,967	$4,902	$5,866	$5,303	$4,846	$5,011
Miami	2,111	2,759	3,079	3,470	4,468	4,814
Chicago	2,084	2,672	2,997	3,226	3,619	3,707
Houston	-	-	563	499	998	1,024
Columbus, OH	159	752	1,061	957	908	927
DC	416	600	718	683	684	709
Boston	-	-	452	188	482	564
Philadelphia	307	386	404	546	373	513
Total Restaurant EBITDA from Open Units	8,042	12,070	15,140	14,871	16,380	17,269
New Orleans	117	279	221	(270)	(272) (b)	(168)
Dallas	-	(25)	(239)	(620) (c)	(264)	(65)
Total Restaurant EBITDA from Closed Units	117	254	(17)	(889)	(537)	(233)
EBITDA from Restaurant Operations	8,159	12,324	15,123	13,982	15,843	17,036
St. James Royalty Fee	(1,075)	(1,399)	(1,770)	(1,812)	(1,842)	(1,827)
Restaurant EBITDA	$7,084	$10,924	$13,352	$12,170	$14,001	$15,209

(a) Assumes no new Wollensky Grill Locations are opened. EBITDA projections assume Dallas location is sold on March 31, 2007 and New Orleans location remains unsold all year.

(b) The Dallas restaurant was closed on December 31, 2006 and is currently held for sale, with an estimated value of $4.0 million.

(c) The New Orleans restaurant was closed in August 2005 due to Hurricane Katrina and is currently held for sale, with an estimated value of $4.0 million.

8

Other New York Restaurant Portfolio  2013 ($159) 57 West 58th Street New York, NY 10019 Rustic, New American Quality Meats 2017 $816 63rd Street and Park Ave. New York, NY 10021 American cuisine Park Avenue Cafe 2009 $(64) 120 West 51st Street New York, NY 10020 Steakhouse Cite(b) Lease Term (a) 2006 EBITDA (000’s) Location Description Concept 9 Renewable every 2 years(c) $355 28 E. 63rd New York, NY 10021 Steakhouse The Post House 2011 $1,200 50th Street         Btw Park and Madison Avenues New York, NY  American cuisine  Maloney & Porcelli Owned by St. James & affiliates $613 49th Street & 3rd Avenue  New York, NY 10022  Steakhouse Smith & WollenskyTM Lease Term (a) 2006 Fee (000’s) Location Description Concept Company Owned Locations Managed Locations Lease term includes lease option extensions. Cite is expected to close in April 2007. The Post House management agreement term is past and the Company is working on renewal.

Other New York Restaurant Portfolio Financial Performance

Smith & Wollensky

Restaurant Sales

($ in thousands)	Year Ended December, 2002 (a)	2003 (a)	2004	2005	2006E	2007P
Maloney & Porcelli	$10,044	$10,174	$11,501	$11,737	$11,570	$11,705
Cite	8,542	8,489	8,682	7,896	7,654	1,782
Park Avenue Café	6,864	6,694	6,595	6,983	6,877	7,036
Quality Meats	—	—	—	—	5,751 (b)	8,543
Manhattan Ocean Club	6,621	6,236	6,223	5,680	— (c)	—
Total Restaurant Sales	$32,070	$31,593	$33,000	$32,295	$31,853	$29,065

Restaurant EBITDA

($ in thousands)	Year Ended December, 2002 (a)	2003 (a)	2004	2005	2006E	2007P
Maloney & Porcelli (d)	$1,360	$1,153	$1,233	$1,165	$1,200	$1,469
Cite	1,454	817	86	15	(64)	(112)
Park Avenue Café	652	440	142	801	816	741
Quality Meats	-	-	-	-	(159) (b)	713
Manhattan Ocean Club	748	332	40	(174)	- (c)	-
Restaurant EBITDA	$4,215	$2,742	$1,501	$1,808	$1,793	$2,812

Management Fees

($ in thousands)	Year Ended December, 2002 (a)	2003 (a)	2004	2005	2006E	2007P
NY Smith & Wollensky Management Fee	$564	$547	$609	$609	$613	$614
Mrs. Parks Royalty/Management Fees (e)	63	50	12	12	12	12
Post House Management Fees	334	348	372	373	355	296
ONEcps Management Fees	229	265	200	-	-	-
Total Management Fees	$1,190	$1,210	$1,192	$994	$980	$922
RESTAURANT EBITDA PLUS MANAGEMENT FEES	$5,405	$3,952	$2,693	$2,801	$2,773	$3,734

(a) Maloney & Porcelli results consolidated for comparability with future periods.
(b) Quality Meats was opened in the 2nd quarter of 2006 in the previous location of Manhattan Ocean Club.
(c) Manhattan Ocean Club was closed on January 1, 2006 to be replaced by SWRG's new concept, Quality Meats.
(d) Minority Interest in Maloney & Porcelli deducted from EBITDA at after-tax amount.
(e) In 2004, the Company amended its Royalty/Management fee agreement to no longer provide management services.

10

Smith & Wollensky Corporate Structure Full allocation of overhead costs attributable to individual restaurants, resulting in high quality Restaurant EBITDA calculation Accounting/Finance Purchasing/Logistics Marketing   11 Significant un-allocated corporate expenses Opportunity for a strategic acquiror to eliminate duplicative corporate expenses Potential to eliminate meaningful public company burden Further opportunities to reduce burden of overhead expenses through greater scale  Un-allocated Corporate Overhead Expense Public Company 2006 Expense 2006 Estimated Eliminations (a) Pro Forma Payroll & Benefits $5,031 ($150) (b) $4,881 T&E $529 —   529 Rent 426 —   426 Utilities 218 —   218 Office 735 (100) (c) 635 Supplies 1 —   1 Insurance 388 (200) (d) 188 Public Relations & Advertising 333 —   333 Consulting 339 (75) (e) 264 Professional Fees 332 (300) (f) 32 Other 319 —   319 $8,652 ($825) $7,827 (a) Expenses identified by SWRG management. Further expense reductions possible. (b) One FTE from accounting department (c) Annual SEC filing costs (d) D&O Insurance (e) Board fees (f) Legal and accounting services

Restaurant EBITDA (% Margin) Smith & Wollensky Consolidated Financial Summary 12 Sales by Concept Consolidated Adjusted EBITDA Maloney & Porcelli results consolidated for comparability with future periods. Results are preliminary and unaudited. Projections assume no new Wollensky’s Grill locations are opened. Sales by Category (a) (a) (a) (a) (a) (a) (a) (a) (b) (c) (b) (c) (b) (c) (b) (c) $2.1 $4.1 $4.4 $4.9 $7.9 $10.7 8.9% 6.3% 3.9% 3.6% 4.0% 2.4% —   $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 2002 2003 2004 2005 2006E 2007P ($ in millions) $55.1 $64.7 $75.1 $74.3 $72.2 $68.7 $7.0 $8.5 $10.4 $10.5 $10.4 $10.3 $16.4 $19.6 $23.7 $23.9 $24.3 $23.8 $9.0 $10.7 $14.0 $16.8 $18.0 $17.6 —   $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 $140.0 2002 2003 2004 2005 2006E 2007P ($ in millions) Food Liquor Wine & Beer Banquets & Other $87.4 $103.5 $123.1 $125.4 $124.8 $120.4 $7.1 $10.9 $13.4 $12.2 $14.0 $15.2 $4.2 $2.7 $1.5 $1.8 $1.8 $2.8 —   $2 $4 $6 $8 $10 $12 $14 $16 $18 $20 2002 2003 2004 2005 2006E 2007P ($ in millions) Owned Smith & Wollensky Other Consolidated New York Restaurants $11.3 $13.7 $14.9 $14.0 $15.8 $18.0 (12.8%) (15.2%) (14.8%) (13.1%) (15.1%) (16.6%) (13.1%) (8.7%) (4.5%) (5.6%) (5.6%) (9.7%) $55.3 $71.9 $90.1 $93.2 $93.0 $91.3 $32.1 $31.6 $33.0 $32.3 $31.9 $29.1 —   $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 $140.0 2002 2003 2004 2005 2006E 2007P ($ in millions) Owned Smith & Wollensky Other Consolidated New York Restaurants $87.4 $103.5 $123.1 $125.4 $124.8 $120.4

Smith & Wollensky Consolidated Financial Summary ($ in millions) 13 2006 Sales By Product (% of Total) 2006 Gross Profit (Gross Margin) by Category $10.4 $24.3 $18.0 $72.2 Food Liquor Wine & Beer Banquets & Other (57.8%) (8.3%) (19.5%) (14.4%)

Consolidated Annual Income Statement Data 2002-2007P 14 Fiscal Year ($ in thousands) 2002 (a) 2003 (a) 2004 2005 2006E (b) 2007P (c) Total Restaurant Sales: Smith & Wollensky $55,284 $71,907 $90,132 $93,152 $92,967 $91,347 Other New York Restaurants 32,070         31,593         33,000         32,295         31,853          29,065          Total Restaurant Sales 87,354         103,500       123,132       125,447       124,820        120,413        Restaurant Operating Expenses, exc. Depreciation Smith & Wollensky 48,199         60,983         76,780         80,982         78,966          76,138          Other New York Restaurants 27,855         28,851         31,500         30,487         30,060          26,253          Total Restaurant Operating Expenses, exc. Depreciation 76,055         89,835         108,279       111,469       109,026        102,391        Restaurant EBITDA: Smith & Wollensky 7,084          10,924         13,352         12,170         14,001          15,209          Other New York Restaurants (d) 4,215          2,742          1,501          1,808          1,793            2,812            Total Restaurant EBITDA 11,299         13,666         14,853         13,977         15,794          18,021          Other Operating Expenses (Income): Management & Royalty Fee Income (1,190)         (1,210)         (1,192)         (994)            (980)              (922)             Rental & Retail Income (276)            (188)            (364)            (124)            97                 (440)             Corporate G&A 9,489          10,406         10,779         9,888          8,652            8,800            Reserve on Receivable from ONEcps 722             -              -              -              -               -               Pre-Opening Supply Amortization 123             178             305             113             97                 -               Deferred Rent 140             27               123             189             (20)               (76)               Location Startup Costs 160             337             812             3                 80                 -               Impairment of Assets 75               -              -              1,064          3,864            -               Insurance Proceeds -              -              -              -              (1,175)           -               Total Other Operating Expenses (Income) 9,243          9,550          10,463         10,138         10,616          7,362            Reported EBITDA 2,056          4,116          4,390          3,839          5,178            10,659          Depreciation - Restaurants 3,572          4,026          4,312          4,778          4,216            4,600            Depreciation - Corporate 443             421             382             447             810               (e) 492              Operating Income (1,958)         (331)            (304)            (1,386)         153               5,567            Interest Expense (Income) 73               966             1,511          1,037          548               270              Pre-Tax Income (2,031)         (1,297)         (1,815)         (2,422)         (395)              5,297            Provision for Income Taxes 169             206             225             654             639               1,835            Net Income ($2,199) ($1,503) ($2,040) ($3,077) ($1,034) $3,462 Adjusted EBITDA Calculation: Operating Income ($1,958) ($331) ($304) ($1,386) $153 $5,567 Non-Recurring Items 75               -              -              1,064          2,689            -               Depreciation & Amortization 4,015          4,447          4,693          5,225          5,026            5,092            Adjusted EBITDA $2,131 $4,116 $4,390 $4,903 $7,867 $10,659 Sales Growth: Smith & Wollensky NA 30.1% 25.3% 3.4% (0.2%) (1.7%) Other New York Restaurants NA (1.5%) 4.5% (2.1%) (1.4%) (8.8%) Restaurant EBITDA Margin: Smith & Wollensky 12.8% 15.2% 14.8% 13.1% 15.1% 16.6% Other New York Restaurants 13.1% 8.7% 4.5% 5.6% 5.6% 9.7% Adjusted Consolidated EBITDA Margin: 2.4% 4.0% 3.6% 3.9% 6.3% 8.9% (a) Maloney & Porcelli results consolidated for comparability with future periods. (b) Results are preliminary and unaudited. (c) Projections assume no new Wollensky Grill locations are opened. (d) Minority Interest in Maloney & Porcelli deducted from Restaurant EBITDA at pre-tax amount.. (e) Includes the write-off of $333,000 of opening fees.

Consolidated Quarterly Income Statement Data 2005-2007P

Smith&Wollensky

($ in thousands)	Fiscal Year 2005 (Actual)				Fiscal Year 2006 (Est.) (a)				Fiscal Year 2007 (Proj.) (b)			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Restaurant Sales:												
Smith & Wollensky	$25,046	$24,025	$20,257	$23,823	$24,402	$22,968	$20,358	$25,240	$24,169	$22,756	$20,102	$24,320
Other New York Restaurants	7,947	7,947	6,555	9,846	6,410	7,274	7,199	10,969	8,641	6,190	5,636	8,599
Total Restaurant Sales	32,994	31,972	26,812	33,669	30,812	30,242	27,557	36,209	32,810	28,946	25,738	32,919
Restaurant Operating Expenses, exc. Depreciation												
Smith & Wollensky	21,070	20,880	19,000	20,032	20,680	19,484	18,270	20,532	19,800	18,853	17,893	19,592
Other New York Restaurants	7,412	7,357	6,823	8,895	6,521	7,160	7,080	9,298	7,926	5,799	5,560	6,969
Total Restaurant Operating Expenses, exc. Depreciation	28,482	28,237	25,823	28,928	27,202	26,644	25,350	29,830	27,726	24,653	23,452	26,561
Restaurant EBITDA:												
Smith & Wollensky	3,977	3,145	1,257	3,791	3,722	3,484	2,088	4,708	4,369	3,903	2,209	4,728
Other New York Restaurants (c)	535	590	(268)	951	(111)	114	119	1,671	716	390	76	1,630
Total Restaurant EBITDA	4,512	3,735	989	4,741	3,610	3,598	2,207	6,379	5,084	4,294	2,285	6,358
Other Operating Expenses (Income):												
Management & Royalty Fee Income	(251)	(248)	(216)	(279)	(238)	(235)	(217)	(291)	(223)	(221)	(206)	(273)
Rental & Retail Income	(126)	(125)	17	111	11	4	5	77	(419)	(7)	(7)	(7)
Corporate G&A	2,361	2,153	2,969	2,404	2,538	2,050	1,976	2,088	2,200	2,200	2,200	2,200
Reserve on Receivable from ONEcps	-	-	-	-	-	-	-	-	-	-	-	-
Pre-Opening Supply Amortization	113	-	-	-	-	49	49	-	-	-	-	-
Deferred Rent	47	47	47	47	(13)	19	(13)	(13)	(19)	(19)	(19)	(19)
Location Startup Costs	-	3	-	-	0	80	-	-	-	-	-	-
Impairment of Assets	-	-	-	1,064	-	-	828	3,036	-	-	-	-
Insurance Proceeds	-	-	-	-	(546)	(423)	(156)	(50)	-	-	-	-
Total Other Operating Expenses (Income)	2,143	1,830	2,817	3,347	1,752	1,544	2,472	4,848	1,539	1,953	1,969	1,901
Reported EBITDA	2,368	1,905	(1,828)	1,395	1,859	2,054	(265)	1,531	3,546	2,340	316	4,458
Depreciation - Restaurants	1,310	1,220	1,039	1,208	1,068	1,055	1,049	1,044	1,150	1,150	1,150	1,150
Depreciation - Corporate	93	122	115	117	47	198	253 (d)	312 (d)	122	124	123	123
Operating Income	965	562	(2,982)	70	744	801	(1,568)	175	2,274	1,066	(957)	3,185
Interest Expense (Income)	461	339	132	104	126	133	151	137	115	52	52	52
Pre-Tax Income	504	223	(3,115)	(35)	618	668	(1,719)	38	2,159	1,015	(1,009)	3,133
Provision for Income Taxes	57	118	115	365	110	104	127	298	674	361	(280)	1,080
Net Income	$447	$105	($3,229)	($399)	$507	$564	($1,845)	($260)	$1,485	$654	($729)	$2,053
Adjusted EBITDA Calculation:												
Operating Income	$965	$562	($2,982)	$70	$744	$801	($1,568)	$175	$2,274	$1,066	($957)	$3,185
Non-Recurring Items	-	-	-	1,064	(546)	(423)	672	2,987	-	-	-	-
Depreciation & Amortization	1,403	1,343	1,154	1,325	1,115	1,252	1,303	1,356	1,272	1,274	1,273	1,273
Adjusted EBITDA	$2,368	$1,905	($1,828)	$2,459	$1,312	$1,631	$407	$4,518	$3,546	$2,340	$316	$4,458
Sales Growth:												
Smith & Wollensky	*NA*	*NA*	*NA*	*NA*	*(2.6%)*	*(4.4%)*	*0.5%*	*5.9%*	*(1.0%)*	*(0.9%)*	*(1.3%)*	*(3.6%)*
Other New York Restaurants	*NA*	*NA*	*NA*	*NA*	*(19.3%)*	*(8.5%)*	*9.8%*	*11.4%*	*34.8%*	*(14.9%)*	*(21.7%)*	*(21.6%)*
Restaurant EBITDA Margin:												
Smith & Wollensky	*15.9%*	*13.1%*	*6.2%*	*15.9%*	*15.3%*	*15.2%*	*10.3%*	*18.7%*	*18.1%*	*17.2%*	*11.0%*	*19.4%*
Other New York Restaurants	*6.7%*	*7.4%*	*(4.1%)*	*9.7%*	*(1.7%)*	*1.6%*	*1.7%*	*15.2%*	*8.3%*	*6.3%*	*1.4%*	*19.0%*
Adjusted Consolidated EBITDA Margin	*7.2%*	*6.0%*	*(6.8%)*	*7.3%*	*4.3%*	*5.4%*	*1.5%*	*12.5%*	*10.8%*	*8.1%*	*1.2%*	*13.5%*

(a) Results are preliminary and unaudited.
(b) Projections assume no new Wollensky Grill locations are opened.
(c) Minority interest in Maloney & Porcelli deducted from Restaurant EBITDA at pre-tax amount..
(d) Includes the write-off of $143,000 of opening fees in Q3 and $190,000 in Q4.

15

Historical Consolidated Balance Sheets

Smith & Wollensky

($ in thousands)

	As of January 3, 2005	As of January 2, 2006	Est. As of January 1, 2007 (a)
ASSETS:			
Current assets:			
Cash and Cash Equivalents	$1,821	$2,362	$8,256
Short-Term Investments	195	265	311
Accounts Receivable, Net	576	549	513
Credit Card Receivable, Net	1,438	1,990	2,217
Due from Managed Units	352	750	116
Merchandise Inventory	5,139	4,589	4,961
Prepaid Expenses and Other Current Assets	1,103	1,486	1,408
Total Current Assets	10,624	11,991	17,782
Non-Current Assets:			
Property and Equipment, Net	73,253	59,633	47,213
Assets Held for Sale	—	—	7,555
Goodwill	6,886	6,886	6,886
Licensing Agreement, Net	3,637	3,471	2,975
Long-Term Investments	—	4,417	3,175
Other Assets	4,728	4,208	3,990
Total Non-Current Assets	88,504	78,615	71,794
Total Assets	$99,128	$90,606	$89,576
LIABILITIES & STOCKHOLDERS' EQUITY:			
Current Liabilities:			
Current Portion of Long-Term Debt	$3,329	$202	$953
Current Portion of Obligations Under Capital Leases	—	139	148
Current Portion of Deferred Gain	—	365	367
Due to Managed Units	674	538	923
Accounts Payable and Accrued Expenses	15,064	13,578	13,745
Total Current Liabilities	19,067	14,822	16,136
Non-Current Liabilities:			
Obligations under Capital Leases	11,624	7,749	7,601
Deferred Gain on Sales Leasebacks	—	12,958	12,604
Long-Term Debt, Net of Current Portion	9,611	3,113	2,171
Deferred Rent	8,647	9,133	9,120
Total Non-Current Liabilities	29,882	32,953	31,496
Total Liabilities	48,949	47,775	47,632
Interest in Consolidated Variable Interest Entity	(572)	(668)	(399)
Stockholders' Equity:			
Common Stock	94	94	94
Additional Paid-In Capital	70,002	70,066	70,260
Accumulated Deficit	(19,427)	(22,503)	(23,485)
Accumulated Other Comprehensive Income	82	143	153
Treasury Stock	—	(4,301)	(4,680)
Total Stockholders' Equity	50,751	43,499	42,342
Total Liabilities and Stockholders' Equity	$99,128	$90,606	$89,576

(a) Results are preliminary and unaudited.

16

Historical Consolidated Cash Flow Statements 17 (in thousands) Fiscal Year 2003 2004 2005 2006E (a) Cash Flows from Operating Activities: Net loss ($1,500) ($2,040) ($3,076) ($1,034) Adjustments: Depreciation and Amortization 4,219 4,694 5,216 5,029 Amortization of Debt Discount 59 112 61 42 Impairment of Assets —   —   750 3,864 Write-Down of Renovated Restaurant Assets —   —   314 —   Deferred Gain on Sale Leaseback —   —   (227) (370) Stock Based Compensation —   50 —   222 Deferred Rent 20 140 220 (13) Tenant Improvement Allowances 375 2,375 266 —   Accretive Interest on Capital Lease Obligation 93 133 51 —   Income of Consolidated Variable Interest Entity —   1,198 984 998 Consolidation of Variable Interest Entity —   284 —   —   Total Adjustments 4,766 8,986 7,635 9,772 Changes in Working Capital: Accounts Receivable (837) 316 (924) 449 Merchandise Inventory (1,011) (390) 550 (372) Prepaid Expenses and Other Current Assets 736 (258) (432) 78 Other Assets (425) (812) 208 (27) Accounts Payable and Accrued Expenses 2,394 3,164 (1,623) 549 Total Changes in Working Capital 857 2,020 (2,221) 677 Net Cash Provided by Operating Activities 4,123 8,966 2,338 9,415 Cash Flows from Investing Activities: Purchase of Property and Equipment (9,262) (14,789) (1,578) (3,529) (Purchase) / Sale of Non-Depreciable Assets (145) (114) —   200 Purchase of Investments (3,446) —   (8,174) —   Proceeds from Sale of Investments 7,777 925 3,750 1,243 Proceeds from Sale of Property —   —   19,321 —   Payments under Licensing Agreement (224) (457) —   —   Cash Flows Provided by (Used in) in Investing Activities (5,300) (14,435) 13,319 (2,086) Cash Flows from Financing Activities: Proceeds from Issuance of Long-term Debt —   4,000 —   —   Proceeds from Issuance of Short-term Debt —   2,000 —   —   Proceeds from Capital Lease Obligations —   1,500 —   —   Principal Payments of Long-term Debt (1,169) (1,280) (9,625) (191) Principal Payments of Capital Lease Obligations —   —   (174) (139) Net Proceeds from Exercise of Options, Net of Tax Benefit 86 12 64 5 Purchase of Treasury Stock —   —   (4,301) (379) Distribution to Owners of Consolidated Variable Interest Entity —   (840) (1,080) (730) Cash Flows Provided by (used in) Financing Activities (1,083) 5,392 (15,116) (1,434) Net Change in Cash and Cash Equivalents (2,260) (77) 541 5,895 Cash and Cash Equivalents at Beginning of Year 4,158 1,898 1,821 2,362 Cash and Cash Equivalents at End of Year $1,898 $1,821 $2,362 $8,256 (a) Results are preliminary and unaudited.

Investment Opportunity 18 Smith & WollenskyTM is a nationally recognized brand  30 year history  Long and consistent track record of innovative marketing and national advertising Attractive unit economics Average unit volume of $11.2 million for owned Smith & WollenskyTM restaurants(a) Average restaurant level EBITDA of $2.0 million (17.6% Margin) for owned Smith & WollenskyTM Restaurants(a) Significant momentum with Q4 Smith & WollenskyTM Restaurant level EBITDA of $4.7 million Significant unit expansion opportunities Abundant attractive markets for Smith & WollenskyTM restaurants relative to national premier steakhouse peers Wollensky’s Grill represents additional growth vehicle leveraging the strong Smith & WollenskyTM brand Meaningful corporate and public company expense burden Options for disposal of the other Company operated and managed New York restaurants Investment Highlights (a) Excludes the Dallas and New Orleans store locations, which are closed, as well as the New York Smith & Wollensky store, which is managed by the Company